Exhibit 99.1
                              SIMON TRANSPORTATION
                              ANNOUNCES ACQUISITION


SALT LAKE CITY, December 18, 2000 (PR Newswire) -- Simon Transportation Services Inc. (Nasdaq/NMS: SIMN) announced the signing of a definitive agreement to acquire a portion of the trucking assets of Westway Express, Inc. The agreement is subject to a number of conditions, including due diligence, and is scheduled to close in January 2001.

Under the agreement, Simon would assume the lease of or refinance 249 tractors, sublease 584 trailers, and purchase or lease certain other assets. Simon will have the opportunity to hire all company drivers, independent contractors, maintenance employees and office personnel.

Westway is headquartered in Denver, Colorado and has an additional major terminal facility in Albuquerque, New Mexico. During 2000, Westway expects to generate $62 million in revenue. Westway currently operates approximately 375 company tractors, 76 tractors supplied by independent contractors, and 705 53-foot temperature-controlled trailers.

Simon Chief Executive Officer Jon Isaacson stated, "We are excited to have the opportunity to welcome the Westway personnel to Simon Transportation. The acquisition is expected to be beneficial to Simon for several reasons. We expect increased operating density in existing Simon lanes as a result of the overlap in lanes between our companies. We also hope to hire and retain as many Westway drivers as possible, with any drivers in excess of the 249 tractors being leased or refinanced to be assigned to Simon's unseated tractors. In addition, we expect the incremental revenue from the acquisition to assist in covering our fixed costs."

Simon Transportation is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers. The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SIMN".

                       For additional information contact:
                     Alban B. Lang, Chief Financial Officer
                                 (801) 924-7000

This press release and statements by the Company in reports to its stockholders and public filings, as well as oral public statements by Company representatives contain certain information that is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the proposed acquisition of Westway and the expected benefits of the acquisition. Such statements are based upon the current beliefs and expectations of Simon's management and are subject to significant risks and uncertainties that could cause actual results to differ materially from those projected. In addition to those mentioned above, without limitation, these risks and uncertainties include economic recessions or downturns in customers' business cycles, excessive increases in capacity within the truckload markets, decreased demand for transportation services offered by the Company, rapid inflation, high fuel prices, increases in interest rates, lower resale values of used equipment, the availability and compensation of qualified drivers, and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on forms 10-K and 10-Q.